Amendment no. 1 to pricing supplement dated November 15, 2021 To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 1-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated November 19, 2021 Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Callable Fixed Rate Notes due May 16, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated November 15, 2021, related to the notes referred to above (the “pricing supplement”), the Interest Payment Dates are as follows:

Interest Payment Dates:	Interest on the notes will be payable in arrears on the 17th calendar day of February, May, August and November of each year, beginning on February 17, 2022 to and including February 17, 2025, and on the Maturity Date (each, an “Interest Payment Date”), subject to any earlier redemption and the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.

CUSIP:	48130UYX7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•     Pricing supplement dated November 15, 2021:

http://www.sec.gov/Archives/edgar/data/0001665650/000182912621014445/jpm_424b2.htm

•     Product supplement no. 1-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021464/crt_dp139380.pdf

•     Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf